Spark Energy, Inc. Announces New Strategic Initiatives as Via Renewables HOUSTON, TX / ACCESSWIRE / August 9, 2021 / Spark Energy, Inc. ("Spark" or the "Company") (NASDAQ: SPKE), an independent retail energy services company, is proud to announce that its shareholders overwhelmingly approved a proposal by the Company’s Board of Directors to change the name of the Company to Via Renewables, Inc. (NASDAQ:VIA). As part of this initiative, the Company has launched a new Investor Relations website at www.ViaRenewables.com, which details the change, as well as Via Renewable’s plans for future sustainability strategies. “We are very optimistic about the additional opportunities presented by the new Via Renewables platform,” said Keith Maxwell, Chairman and Chief Executive Officer. “Our leadership team and I are excited about pursuing opportunities to provide innovative solutions to a broader, eco-minded customer base and further diversify our offerings, while vertically integrating and streamlining our organization. We believe the Via Renewables name best represents this direction, along with the value that we plan to deliver now and in the future.” The ticker symbols and CUSIP numbers for the Company’s Class A common stock and 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (the “Preferred Stock”) will change. At the beginning of trading on August 10, 2021, the Company’s Class A common stock is expected to begin trading on the NASDAQ Global Select Market under the ticker “VIA” and the CUSIP number will change to 92556D 106, and the Company’s Preferred Stock is expected to begin trading on the NASDAQ Global Select Market under the ticker “VIASP” and the CUSIP number will change to 92556D 205. About Via Renewables, Inc. Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity under our well-established and well-regarded brands, including Spark Energy, Major Energy, Provider Power, and Verde Energy. Headquartered in Houston, Texas, Via Renewables currently operates in 19 states and serves 100 utility territories. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives. We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at ViaRenewables.com. Investors are urged to monitor our website regularly for information and updates about the Company. Contact: Via Renewables, Inc. Investors: Mike Barajas, 832-200-3727 Media: Kira Jordan, 832-255-7302